EXHIBIT 10.7

RAYONIER INC.

I, John P. O’Grady, do hereby certify that I am the Senior Vice President, Administration of Rayonier Inc. (“Company”), and that pursuant to the authority granted me in resolutions adopted by the Board of Directors of the Company on February 24, 1994 and December 17, 1999, I adopted the following preambles and resolutions on October 10, 2003;

WHEREAS, the Company maintains the Retirement Plan for Salaried Employees of Rayonier Inc. (the “Salaried Retirement Plan”) for the benefit of such of its employees as are eligible thereunder; and

WHEREAS, in accordance with the power reserved to it in Section 10.01 of the Salaried Retirement Plan the Company may amend such Salaried Retirement Plan at any time, subject to certain conditions not now relevant; and

WHEREAS, the Company deems it advisable to amend the Salaried Retirement Plan to reduce the rate of future accruals thereunder;

NOW, THEREFORE, be it

RESOLVED, that Section 4.01(b) shall hereby be amended, effective January 1, 2004 by deleting it in its entirety and substituting the following in lieu thereof:

“(b)	Benefit. Prior to adjustment in accordance with Sections 4.06(a) and 4.07(c), the annual normal retirement allowance payable on a lifetime basis upon retirement at a Member’s Normal Retirement Date shall be equal to the sum of (i), (ii) and (iii) where:

(i)	equals:

(1)	2 percent of the Member’s Final Average Compensation multiplied by the portion of the first 25 years of his or her Benefit Service rendered prior to the Effective Date;

(2)	plus 1 1/2 percent of the Member’s Final Average Compensation multiplied by the next 15 years of his or her Benefit Service rendered prior to the Effective Date, to a combined maximum of 40 years of Benefit Service;

(3)	reduced by 1 1/4 percent of the Social Security Benefit multiplied by the portion of his or her years of Benefit Service rendered prior to the Effective Date, and not in excess of 40 years;

(4)	reduced, but not below zero, by the annual normal retirement allowance determined under the provisions of Section 4.01(b) of the Prior Salaried Plan prior to the imposition of any limitations under Section 415 of the Code and the application of any offset provisions of the Prior Salaried Plan, with respect to the Member’s period of employment rendered prior to the Effective Date which has been credited as Benefit Service hereunder pursuant to the provisions of Section 2.02(f); and

(ii)	equals:

(1)	2 percent of the Member’s Final Average Compensation multiplied by the portion of the first 25 years of his or her Benefit Service rendered on and after the Effective Date but not later than December 31, 2003;

(2)	plus 1½ percent of the Member’s Final Average Compensation multiplied by the portion of the next 15 years of his or her Benefit Service rendered on or after the Effective Date but not later than December 31, 2003, to a combined maximum of 40 years of Benefit Service minus the total number of years of Benefit Service rendered prior to the Effective Date;

(3)	reduced by 1 1/4 percent of the Social Security Benefit multiplied by the portion of the number of years of his or her Benefit Service rendered on or after the Effective Date but no later than December 31, 2003 not in excess of 40 years minus the total number of years of Benefit Service rendered prior to the Effective Date; and

(iii)	equals:

(1)	1 1/2 percent of the Member’s Final Average Compensation multiplied by his or her Benefit Service rendered on and after January 1, 2004, to a combined maximum of 40 years of Benefit Service minus the total number of years of Benefit Service rendered prior to January 1, 2004;

(2)	reduced by 1 1/4 percent of the Social Security Benefit multiplied by the portion of the number of years of his or her Benefit Service rendered on or after January 1, 2004 not in excess of 40 years minus the total number of years of Benefit Service rendered prior to January 1, 2004.

The combined maximum years of Benefit Service used to compute the amounts under clauses (i), (ii) and (iii) above shall not exceed 40 years.

The annual normal retirement allowance determined prior to reduction to be made on account of the Social Security Benefit shall be an amount not less than the greatest annual early retirement allowance which would have been payable to a Member had he or she retired under Section 4.03 or Section 4.04 at any time before his or her Normal Retirement Date and as such early retirement allowance would have been reduced to commence at such earlier date but without reduction on account of the Social Security

Benefit. The reduction to be made on account of the Social Security Benefit shall in any event be based on the Federal Social Security Act in effect at the time of the Member’s actual retirement.”

and be it further

RESOLVED, that the proper officers of the Company be, and they hereby are, authorized and directed to take such actions including, but not limit to, the preparation and distribution of any notification required by Section 204(h) of the Employee Retirement Income Security Act of 1974, or to make changes in the provisions of the Salaried Retirement Plan and its related trust as they deem necessary, on the advice of counsel, to effectuate the foregoing resolutions, so, as amended, the Salaried Retirement Plan continues to qualify under Section 401(a) of the Internal Revenue Code (“Code”) and the related trust continues to be tax-exempt under Section 501(a) of the Code;

and be it further

RESOLVED, that the foregoing resolutions are subject to and conditioned upon said resolutions not adversely affecting the continued qualified status of the Salaried Retirement Plan under Section 401(a) of the Code or the tax-exempt status of the related trust under Section 501(a) of the Code.

Dated: October 10, 2003

/s/ John P. O’Grady
John P. O’ Grady
Senior Vice President, Administration